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                                                                     EXHIBIT 6.1

                              SERVICES AGREEMENT
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     This Services Agreement is entered into this 13th day of December 1996, by and between Richard C. Blum & Associates, L.P., a California limited partnership ("RCBA") and The Union Labor Life Insurance Company Separate Account P ("Account P"). All capitalized terms not defined herein shall have the meaning attributed to them in the Stock Purchase and Sale Agreement dated July 24, 1996, as amended ("Stock Purchase Agreement").

     WHEREAS, RCBA is a party to the Stock Purchase Agreement by and among Perini Corporation ("Seller"), and PB Capital Partners, L.P., ("Purchaser"), pursuant to which Purchaser agreed to purchase 150,150 shares of newly issued Series B Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), of Seller for $30,030,000 (the Series B Preferred Stock as well as the common stock into which it is convertible shall collectively be referred to as the "Shares");

     WHEREAS, in order to directly hold the legal and beneficial interest in the Series B Preferred Stock, Account P has entered into that certain Stock Assignment and Assumption Agreement ("Assignment Agreement") with Purchaser, whereby on the terms and conditions set forth in the Assignment Agreement Account P has accepted the assignment and assumed the delegation of Purchaser's rights and obligations relating to the purchase up to 37,500 shares of Series B Preferred Stock for a price of up to $7.5 million from the Seller;

     WHEREAS, Account P agrees that a reasonable fee for the services rendered should be based, at least in part, on the performance of the Series B Preferred Stock, but the ultimate worth of the Series B Preferred Stock purchased by Account P cannot be reasonably determined at this time; and

     WHEREAS, the parties hereby agree to defer payment of RCBA's compensation for identifying and structuring Account P's investment until such time as the ultimate worth can be determined;

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each of the parties agrees as follows:

     1.   Services.  RCBA has negotiated the terms of the Stock Purchase
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Agreement and the structure of the Series B Preferred Stock (a portion of which
Account P desires to acquire). RCBA in the future shall provide Account P with quarterly reports on the performance of the Series B Preferred Stock. RCBA shall have no discretion over the acquisition or disposition of Account P's shares of the Series B Preferred Stock.

     2.   Fee for Reporting Services.  For providing quarterly reports on the
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performance of
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the Series B Preferred Stock, Account P shall pay RCBA a fee of 0.875% per annum of the amount invested. Account P shall have the right to terminate the reporting services at any time and to cease paying for those services.

     3.   Fee for Finding and Structuring.  Upon the disposition of all the
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Shares, Account P shall pay RCBA a fee for finding and structuring the investment equal to:

          (a) five percent (5%) of the Realized Profits. "Realized Profits" shall mean the number, not less than zero, equal to (i) the gross proceeds of any and all dispositions of the Shares by Account P, minus (ii) the sum of (x) the amount of capital invested (including transaction fees and expenses incurred by Account P to the extent not reimbursed by Seller), plus (y) an amount equal to the reporting fees paid pursuant to paragraph 2, above, plus (z) in the case of this section 3(a) only, an amount of profit necessary to attain an internal rate of return on invested capital equal to nine percent (9%) per annum;

          (b) an additional five percent (5%) of Realized Profits if the Shares generate an internal rate of return in excess of fifteen percent (15%) per annum;

          (c) an additional five percent (5%) of Realized Profits if the Shares generate an internal rate of return in excess of twenty-two and one-half percent (22.5%) per annum; and

          (d) an additional five percent (5%) of Realized Profits if the Shares generate an internal rate of return in excess of thirty percent (30%) per annum.

For purposes of sections (a) through (d) of this paragraph 3, the internal rate of return shall be calculated: (x) after deducting (i) the amount of reporting fees paid pursuant to paragraph 2, above, plus (ii) transaction fees and expenses incurred by Account P to the extent not reimbursed by Seller or capitalized, but (y) without first deducting the finding and structuring fees to be paid pursuant to sections (a) through (d) of this paragraph 3. If Account P has not disposed of all its Shares on or before the date which is the fifth anniversary of the date on which Account P purchased the Series B Preferred Stock, the finding and structuring fee provided for in this paragraph 3 shall be calculated by (i) treating the shares of Series B Preferred Stock that have not been converted into common stock of Seller as having been converted into common stock of Seller and (ii) that all Shares not previously disposed of as having been disposed of on such fifth anniversary date for a price equal to the average of the closing price of such common stock for the preceding thirty (30) trading days.

     4.   Transaction Fees.  Any and all fees earned by RCBA or any of its
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officers, directors and Affiliates which are paid by the Seller relating to the
Series B Preferred Stock, including but not limited to, origination fees, investment banking fees, management fees, and

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exit fees shall be paid to Account P on a pro rata basis, unless the parties hereto otherwise agree. For purposes of this provision, "pro rata" shall mean the fraction the numerator of which is the number of Shares owned by Account P (assuming that all such Shares have been converted into common stock of Seller) and the denominator of which is the total number of Shares owned by PB Capital and Account P (assuming that all such Shares have been converted into common stock of Seller).

     5.   Expenses.  Account P shall be reimbursed by PB for up to $45,000 of
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its expenses in connection with its purchase of the Series B Preferred Stock.
Such amounts reimbursed by PB shall be treated as expenses of PB for purposes of the following sentence. Account P shall bear its proportionate share of transaction and due diligence expenses, including legal fees, incurred by RCBA or PB, to the extent not otherwise reimbursed by Seller.

     6.   Further Representations and Warranties of Account P.  In addition to
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the obligations undertaken herein, Account P hereby represents and warrants to, and agrees with, RCBA (which representations and warranties shall be true and complete on he date hereof and on the Closing Date, as defined in the Stock Purchase Agreement) as follows:

          (a) Account P has the full power and authority to execute and deliver this Services Agreement. Account P has taken all action required by law, its charter, its by-laws or otherwise required to be taken by it to authorize the execution and delivery of this Services Agreement and the consummation of the transactions contemplated to be performed by it under the Services Agreement.

          (b) The execution and delivery of the Services Agreement will not (i) conflict with, or result in a breach of, any provision of Account P's charter or by-laws or any other governing document or (ii) to the knowledge of Account P, violate any judgment, order, writ, injunction, or decree applicable to Account P. No consent, authorization or approval of, or declaration, filing or registration with, or exemption by, any governmental or regulatory authority is required in connection with the execution and delivery of, and the performance by Account P of its obligations under this Services Agreement.

          (c) There is no claim, suit, action, proceeding or investigation (whether in law or equity, before or by any government entity or before any arbitrator) pending or, to the knowledge of Account P, threatened against or affecting Account P, the outcome of which would in any manner impair the ability of Account P to perform its obligations under the Services Agreement.

     7.   Representations and Warranties of RCBA.  In addition to RCBA's
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obligations as provided herein, RCBA hereby represents and warrants, and agrees with Account P (which

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representations and warranties shall be true and complete on he date hereof and on the Closing Date, as defined in the Stock Purchase Agreement) as follows:

          (a) RCBA is a limited partnership duly formed, validly existing and in good standing under the California Revised Limited Partnership Act (the "Partnership Act") and has the partnership power and authority to execute and deliver this Services Agreement and own its properties and carry on its business as described its partnership agreement.

          (b) There is no litigation, investigation or other proceeding pending against RCBA which, if adversely determined, would materially adversely affect the business or financial condition of RCBA or its ability to perform its obligations under the Services Agreement.

          (c) The execution and delivery of the Services Agreement by RCBA does not result in the violation of or constitute a default under or breach of any contract, indenture, agreement, instrument or mortgage applicable to RCBA.

     8.   Modification.  This Services Agreement shall not be modified,
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discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

     9.   Notices.  All notices or other communications given or make hereunder
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shall be validly given or made if in writing and delivered by facsimile transmission or in person at, or mailed by overnight courier to, the following addresses (and shall be deemed effective at the time or receipt thereof).


     If to Separate Account P:

          The Union Labor Life Insurance Company
          Separate Account P
          111 Massachusetts Avenue, N.W.
          Washington, D.C.  20001
          Attention:  Michael P. Steed
          Facsimile:  202-682-7970

     With a copy to:

          Paul, Hastings, Janofsky & Walker, LLP
          555 South Flower Street
          23rd Floor

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          Los Angeles,  CA  90071
          Attention: Alan J. Barton
          Facsimile: 213-627-0705

     If to RCBA:

          Richard C. Blum & Associates, LP
          909 Montgomery Street, Suite 400
          San Francisco, CA  94133
          Attention:  Alexander Dean
          Facsimile:  415-434-3130

     With a copy to:

          Wilmer, Cutler & Pickering
          2445 M Street, N.W.
          Washington, D.C. 20037
          Attention:  Michael R. Klein and Eric R. Markus
          Facsimile:  202-663-6363

or to such other address as the party to whom notice is to be given may have previously furnished notice in writing to the other in the manner set forth above.

     10.  Binding Effect.  Upon execution by both of the parties hereto, this
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Services Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors and legal representatives, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity and except to the extent that rights to indemnity and contribution may be limited by federal or state securities laws or policies underlying such laws.

     11.  Entire Agreement.  This Services Agreement contains the entire
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agreement of the parties, and there are no representations, covenants or other agreements except as stated or referred to herein.

     12.  Assignability.  This Services Agreement is not transferable or
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assignable by either party hereto, except that the fees payable to RCBA under this Services Agreement may be assigned by RCBA.

     13.  Applicable Law.  This Services Agreement shall be governed by and
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construed in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof.

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     14.  Counterparts.  This Services Agreement may be executed through the use
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of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

     15.  Termination.   This Service Agreement may be terminated on thirty (30)
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days' written notice by either Party with or without cause.  Notwithstanding any such termination, the obligations to make the payments called for by paragraphs 3, 4, and 5 shall survive any termination until fully paid.

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     IN WITNESS WHEREOF, the parties hereto have entered into this Services
Agreement as of the date first written above.


THE UNION LABOR LIFE INSURANCE
COMPANY, SEPARATE ACCOUNT P



By:  _____________________
     Michael R. Steed
     Senior Vice President


RICHARD C. BLUM & ASSOCIATES,  L.P.

     By:  Richard C. Blum & Associates, Inc.

          By:  ________________________________
               Marc Scholvinck, Chief Financial
               Officer and Managing Director

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